UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 13, 2010

First Blush Brands, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52682	26-1364883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9595 Wilshire Blvd., Suite 900 Beverly Hills, CA 90212
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(310) 717-8942

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

_______________

Item 1.01                      Entry Into a Material Definitive Agreement

RHG Consulting Agreement
As previously disclosed, Rose Hill Gardens, LLC (“RHG”) has served as a consultant to us in respect of sales and marketing, fulfillment, production management, customer service, strategic planning, acquisition targeting and advice concerning structure and negotiations of acquisitions and financing transactions.  On August, 16, 2010, we entered into a written consulting agreement (the “Consulting Agreement”) with RHG to formalize this arrangement.  The Consulting Agreement provides that at our request, RHG will provide sales and marketing, fulfillment, production management, customer service, strategic planning and acquisition targeting services as well as provide us with advice regarding structure and negotiations of acquisitions and financing transactions through its employees, including Christopher Bagdasarian. The Consulting Agreement has a term of twelve months. Pursuant to the terms of the Consulting Agreement, we will pay RHG a fee of $10,000 per month which may be adjusted by mutual agreement upon changes to the scope of services provided.  We may terminate the Consulting Agreement at any time.  RHG is owned by Victoria Briggs a member of our board of directors.

The foregoing description of the Consulting Agreement is qualified in all respects by the full text of the Consulting Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Notes
On August 17, 2010, we completed a private placement of $1,100,000 principal amount of promissory notes (the “Notes”) and 1,000,000 shares of common stock to “accredited investors” (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “1933 Act”)) (the “Private Placement”). The securities were sold to investors pursuant to the terms of a securities purchase agreement (the “Purchase Agreement”) between the Company and the investors.  We received gross proceeds from the Private Placement of $1,100,000 which we used to pay down our existing senior debt (see below).

The principal amount of the Notes is due in 12 equal monthly payments of an aggregate of $91,666.66 each, commencing on January 1, 2012. The Notes bear interest at a rate of 10% per annum. Interest is payable quarterly in arrears commencing on September 30, 2010.  Pursuant to the terms of the Notes, we have agreed, among other things, not to (i) pay dividends on our common stock, other than solely in the form of common stock, (ii) repurchase our common stock or other securities, (iii) sell or dispose of all or a substantial portion of our assets unless the proceeds of such sale are used to pay off the Notes, or (iv) make future loans or advances or guarantee debt other than in the ordinary course of business.

Our obligations under the Notes are guaranteed by RHG pursuant to a Guarantee.

We granted to the purchasers in the Private Placement “piggyback” registration rights with respect to their shares of common stock substantially similar to the registration rights that we have granted to the purchasers in our previous private placements.

The foregoing description of the Private Placement is qualified in all respects by the full text of the Purchase Agreement, the Note, the Guarantee and the Registration Rights Agreement which are attached hereto as Exhibits 10.2, 10.3, 10.4 and 10.5, respectively, and incorporated herein by reference.

Repayment of Senior Debt

We used the proceeds of the Private Placement to repay (i) all amounts outstanding under our $100,000 Senior Secured Promissory Note, dated June 26, 2009, due to Michael D. Bagdasarian (the “MDB Note”), and (ii) $1,000,000 of the outstanding principal and accrued interest under our Senior Secured Credit Facility from RHG (the “RHG Note”). Following this repayment, the MDB Note has been paid in full and terminated and the outstanding balance of the RHG Note is $175,251.94.  We may make additional borrowings under the RHG Note in the future.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02                      Unregistered Sale of Equity Securities

Please see the description of our Private Placement under the heading “Notes” of Item 1.01 above which is incorporated by reference into this item.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2010, Anthony Roth resigned his positions as our chairman of our board of directors, president and chief executive officer.  Barrett Carrere, our Chief Financial Officer has assumed the responsibilities associated with the office of chief executive officer.

Mr. Carrere has been our Chief Financial Officer and Secretary since the closing of the Exchange in May 2010. Mr. Carrere worked with Arthur Andersen in Los Angeles from 1993 to July 1997 in the assurance division as a staff and senior auditor specializing in the energy practice.  From July 1997 through March 2010, Mr. Carrere held various management and executive positions in the accounting and finance groups at VCA Antech Inc. (NASDAQ: WOOF, "VCA").  VCA is a leading high-growth international animal healthcare services company with approximately $1.3 billion in annual revenue for the year ended December 31, 2009.  In addition to his responsibilities at VCA, from April 2008 through June 2009 Mr. Carrere was a lecturer of accounting in the school of economics at the University of California, Santa Barbara.  Mr. Carrere is a certified public accountant licensed in the state of California, and is a member of the American Institute of Certified Public Accountants. Mr. Carrere graduated from University of Southern California, B.S. in Accounting, May 1993.

Item 9.01.   Financial Statements and Exhibits

 (d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of  this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Consulting Agreement, dated August 16, 2010, between First Blush Brands, Inc. and Rose Hill Gardens LLC

10.2	Securities Purchase Agreement, dated August 17, 2010

10.3	Form of 10% Promissory Note

10.4	Guarantee by Rose Hill Gardens LLC

10.5	Form of Registration Rights Agreement (incorporated by reference from Exhibit 4.3 to our Current Report on Form 8-K filed July 8, 2010)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Blush Brands, Inc.
(Registrant)

Date:	August 19, 2010	By:	/s/ Barrett Carrere
Barrett Carrere
Chief Financial Officer